Monaker Group, Inc. S-3

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 of Monaker Group, Inc., on Form S-3 to be filed with the Commission on or about August 20, 2018 of our report dated June 13, 2018 relating to the consolidated financial statements of Monaker Group, Inc., included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2018.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

August 20, 2018